Wiley Announces CEO Transition

•Brian Napack to depart the Company as President and CEO effective immediately
•Former Group Executive and Board Chair, Matthew Kissner, appointed Interim CEO
•Wiley to reschedule its planned October 12 Investor Day for a later date to be determined

October 10, 2023 - Hoboken, NJ – Wiley (NYSE: WLY and WLYB), a global knowledge company and a leader in research, publishing, and knowledge solutions announced today the departure of Brian Napack as President and Chief Executive Officer and the appointment of Matthew Kissner as Interim CEO, effective immediately. Mr. Kissner previously served as Wiley’s Group Executive and Board Chair, as well as Interim CEO from May to December 2017. Wiley will be rescheduling its planned October 12 Investor Day for a later date to be determined.

In June, Mr. Napack and Wiley’s executive leadership announced a value creation plan that includes intensifying focus on Wiley’s strongest and most profitable businesses, divesting non-core assets, and rightsizing and streamlining the Company. Mr. Kissner will leverage his in-depth knowledge of Wiley’s operations and his professional experience to execute this plan and ensure a smooth transition. As previously disclosed, Fiscal 2024 is a transition year for the Company with the benefits of the value creation plan expected to be realized in fiscal year 2025 and 2026.

“A highly experienced C-level executive and Wiley veteran, Matt brings a deep understanding of Wiley’s markets, operations, and people,” said Jesse Wiley, Board Chair. “He is well-positioned to hit the ground running as we advance our plans to materially improve profitability and performance and drive consistent growth in the years to come.”

“I’m confident in the recent portfolio decisions the Company has made and the intensified focus on Wiley’s core businesses,” said Mr. Kissner. “Wiley is in a great position as a market leader in Research with strong competitive moats, including must have journal brands, platforms and audience networks, along with a strong balance sheet and solid cash flow. We have strong confidence in our market and our strategies. I look forward to working closely with the leadership team and Board of Directors to drive execution and ensure a seamless transition.”

Mr. Wiley concluded: “In addition to execution of the value creation plan, a critical goal of the Board of Directors and of Matt will be to develop the next generation of leadership at Wiley. The Board thanks Brian for his six years of contributions and hard work. He and Wiley’s leadership team led the Company during a period of rapid change and market disruption including the pandemic. As a result, Wiley is now a more focused company poised for great success.”

More information can be found at investors.wiley.com.

About Wiley
Wiley is a knowledge company and a global leader in research, publishing, and knowledge solutions. Dedicated to the creation and application of knowledge, Wiley serves the world’s researchers, learners, innovators, and leaders, helping them achieve their goals and solve the world's most important challenges. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

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